UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 21, 2009

Apollo Investment Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-00646	52-2439556
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification Number)

9 West 57th Street, New York, NY 10019

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 515-3450

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 21, 2009, Apollo Investment Corporation (the “Company”) amended, its senior secured, multi-currency, revolving credit facility (the “Facility”). The amended Facility extends certain existing lenders’ commitments totaling approximately $1.2 billion through April 12, 2013 and allows the Company to seek additional commitments from new and existing lenders in the future, up to an aggregate amount not to exceed $2.0 billion. Non-extending lender commitments total approximately $380.0 million and mature on April 13, 2011. Pricing for outstanding borrowings made by non-extending Lenders will remain at 100 basis points over LIBOR. The pricing for outstanding borrowings made extending lenders is reset to 300 basis points over LIBOR. Terms used herein and not otherwise defined shall have the meanings set forth in the amended Facility.

The description above is only a summary of the material amendment provisions of the Facility and does not purport to be complete and is qualified in its entirety by reference to the provisions in such Facility, as amended, which is attached hereto as Exhibit 99.2.

A press release announcing the amendment of the Facility is attached hereto as Exhibit 99.1. Amendment No. 1 to the Amended and Restated Credit Agreement is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release of Apollo Investment Corporation, dated December 21, 2009

99.2	Amendment No. 1 to Amended and Restated Senior Secured Revolving Credit Agreement, dated as of December 21, 2009, among Apollo Investment Corporation, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO INVESTMENT CORPORATION

By:	/S/ JOHN J. SUYDAM
Name:	John J. Suydam
Title:	Corporate Secretary

Date: December 23, 2009